SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  October 27, 1997
                (Date of earliest event reported)


                  CARDIAC CONTROL SYSTEMS, INC.
     (Exact name of registrant as specified in its charter)

     Delaware                      0-14653             74-2119162
(State or other juris-        (Commission File    (IRS Employer
diction of incorporation      Number)             Identification
or organization)                                  No.)


         3 Commerce Boulevard, Palm Coast, Florida 32164
       (Address of principal executive offices, zip code)

                         (904) 445-5450
      (Registrant's telephone number, including area code)


























ITEM 5.  OTHER EVENTS.

     On October 27, 1997, Cardiac Control Systems, Inc. ("Cardiac") and Electro-Catheter Corporation ("Electro-Catheter") issued a press release announcing that they had signed a letter of intent to merge the two companies into one company targeted toward the development and marketing of advanced specialty electrophysiology products. A copy of the press release is appended to this Form 8-K as Exhibit 20.1.


ITEM 7.   EXHIBITS.

          20.1 Press Release dated October 27, 1997.



                           SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CARDIAC CONTROL SYSTEMS, INC.
                                   (Registrant)


Date: November 7, 1997             By:/s/Alan J. Rabin
                                        Alan J. Rabin
                                        President and Chief
                                        Executive Officer
























                          EXHIBIT 20.1

       CARDIAC CONTROL SYSTEMS, INC. AND ELECTRO-CATHETER
          CORPORATION ANNOUNCE THE SIGNING OF A LETTER
              OF INTENT TO MERGE THE TWO COMPANIES

For Immediate Release    October 27, 1997         Ervin Schoenblum
For Further Information  Alan Walton              Electro-Catheter
                                                  Corporation
Contact                  Cardiac Control Systems,
                         Inc.    (908) 382-5600
                         (904) 445-5450
                         Website:  http://ccspace.com


Palm Coast, Florida and Rahway, New Jersey - Cardiac Control Systems, Inc. (CDCS - OTC Bulletin Board) and Electro-Catheter Corporation (ECTH - OTC Bulletin Board) announced that they had signed a letter of intent to merge the two Companies into one company targeted toward the development and marketing of advanced specialty electrophysiology products.

The transaction contemplates an exchange of common stock, with two shares of Cardiac Control Systems, Inc. (CCS) to be exchanged for every three shares of Electro-Catheter Corporation (Elecath). Currently, CCS has about 2,619,000 shares of common stock, $0.10 par value, outstanding and Elecath has about 6,384,000 shares of common stock, $0.10 par value, outstanding. In addition, upon closing of the transaction, 50% of the senior debt of Elecath would be redeemed, with the remainder converted to a 5-year, 9% convertible preferred stock. The merger is contingent upon a number of conditions, including the two Companies raising sufficient capital to support each Company's product development efforts, the execution of a definitive agreement and the approval of the proposed transaction by both Boards of Directors and both Companies' shareholders. This financing is currently being pursued, and it is planned that this transaction would close during the first calendar quarter of next year.

CCS develops, manufactures and sells a broad line of implantable cardiac pacemakers, pacemaker leads and related products. The Company manufactures the first single lead for A-V synchronous pacing, which can replace the conventional two-lead system for a substantial portion of the market, enhancing patient care and providing faster, easier and more cost effective implantation. The Company has also developed several advances on this single lead technology which are in various stages of development ranging from preparing for in-depth clinical study, to awaiting FDA approval and market release.

Elecath develops, manufactures and sells a broad range of cardiovascular catheters for use primarily in the Electrophysiology, Cath Lab and Critical Care departments of the hospital. In addition, the Company is pursuing research and development efforts in several diagnostic and therapeutic areas of cardiac rhythm management. The Company believes that it is the largest independent electrophysiology catheter company in the United States.

"This combination offers significant advantages to both Companies," stated Alan J. Rabin, CEO of CCS. "By combining into one, larger entity, we can take advantage of efficiencies to improve operating performance, reduce product cost and attain profitability. The larger product line, mostly directed to the same customer base, will allow a substantially more effective sales process. Combined, we will be able to build a stronger worldwide sales organization, providing a broader product line and better service to all of our customers, and thus enhancing sales growth opportunities over that which each Company could achieve on its own. Most importantly, we will be able to better leverage combined new product development efforts on areas of overlapping proprietary new technologies and opportunities, and to more rapidly develop and bring these to market."

Ervin Schoenblum, Acting President of Elecath, stated that "Elecath has been pursuing several significant research and development projects, both for our own marketing efforts, as well as for sale on an OEM basis to other medical devise companies. This transaction should provide the capital support, as well as the additional technical talent, to help accelerate each of these programs to the benefit of the combined Company."

Cardiac Control Systems, Inc., is located at 3 Commerce Boulevard, Palm Coast, Florida 32164. Its telephone number is (904) 445-5450, and its Website address is http://www.ccspace.com. Electro-
Catheter Corporation is located at 2100 Felver Court, Rahway, New
Jersey 07065.  Its telephone number is (908) 382-5600.